Sub-Item 77C

Annual Meeting of VAAA Participants

The annual meeting of VAAA Participants was held April 18, 2005, at which the following matters were submitted for consideration by the Participants:

1.	To approve the filing of an application with the U.S. Securities and Exchange Commission to terminate the registration of VAAA and cease to be a registered investment company.

176,108.384 units voted FOR the proposal

3,212.444 units voted AGAINST the proposal

3,942.805 units ABSTAINED

2.	To elect members of the VAAA Committee to serve until their successors are elected and qualified. Committee members presented for Participant consideration were:

Units Voted FOR	Units voted to

WITHHOLD AUTHORITY

M.T.G. Graye	178,988,356	4,275.177
R.P. Koeppe	178,988,356	4,275.177
R. Jennings	178,988,356	4,275.177
W.T. McCallum	178,988,356	4,275.177
S. Zisman	178,988,356	4,275.177

3.	To ratify or reject the selection of Deloitte & Touche LLP as independent auditors for VAAA for the fiscal year ending December 31, 2005.

179,320.828 units voted FOR

-0- units voted AGAINST

3,942.805 units ABSTAINED